Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with valuation policies and procedures that have been approved by our board of directors. Our transactional net asset value (“Transactional Net Asset Value”) is the price at which we sell and repurchase our shares. Our GAAP net asset value (“GAAP Net Asset Value”) is our net asset value determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The following tables include the net asset value of outstanding shares as of October 31, 2023. The following table provides a breakdown of the major components of our Transactional Net Asset Value as of October 31, 2023 ($ in thousands, except shares):

Components of Transactional Net Asset Value	October 31, 2023
Investments at fair value (cost of $713,795)	$729,997
Cash and cash equivalents	185,966
Other assets	26,331
Other liabilities	(21,276)
Accrued performance participation allocation	(2,179)
Management fee payable	-
Accrued shareholder servicing fees and distribution fees(1)	(967)
Transactional Net Asset Value	$917,872
Number of outstanding shares	35,144,743

(1)
Shareholder servicing fees apply only to Class S, Class R-S, Class U, Class D and Class R-D shares. Distribution fees apply only to Class S, Class R-S shares and Class U shares. For purposes of Transactional Net Asset Value, we recognize shareholder servicing fees and distribution fees as a reduction to Transactional Net Asset Value on a monthly basis as such fees are accrued. For purposes of GAAP Net Asset Value, we accrue the cost of the shareholder servicing fees and distribution fees, as applicable, for the estimated life of the shares as an offering cost at the time we sell Class S, Class R-S, Class U, Class D and Class R-D shares. As of October 31, 2023, we have accrued under GAAP $38,900 of shareholder servicing fees and distribution fees payable to the dealer manager related to the Class U, Class D and Class R-D shares sold.

The following table provides a breakdown of our total Transactional Net Asset Value and our Transactional Net Asset Value per share by class as of October 31, 2023 ($ in thousands, except shares and per share data):

Transactional Net Asset Value Per Share	Class U Shares	Class R Shares	Class R- D Shares	Class D Shares	Class I Shares	Class E Shares	Class F Shares	Class G Shares	Class H Shares	Total
Transactional Net Asset Value	$563,261	$348,568	$3,202	$10	$1,509	$1	$1,319	$1	$1	$917,872
Number of outstanding shares	21,573,088	13,340,995	122,594	380	57,739	40	49,827	40	40	35,144,743
Transactional Net Asset Value per share as of October 31, 2023	$26.11	$26.13	$26.12	$26.11	$26.14	$26.48	$26.47	$26.75	$26.75

Reconciliation of Transactional Net Asset Value to GAAP Net Asset Value

The following table reconciles GAAP Net Asset Value to our Transactional Net Asset Value ($ in thousands):

October 31, 2023
GAAP Net Asset Value	$879,939
Adjustment:
Accrued shareholder servicing fees and distribution fees	37,933
Transactional Net Asset Value	$917,872

Valuation Methodologies and Significant Inputs

The following table presents additional information about valuation methodologies and significant inputs used for Infrastructure Assets that are valued at fair value as of October 31, 2023:

Valuation Methodology	Unobservable Input(s) (1)	Weighted Average (2)	Range
Inputs to market comparables, discounted cash flow and transaction price/other	Illiquidity Discount	5.0%	5.0% – 5.0%
	Weight Ascribed to Market Comparables	4.8%	0.0% – 25.0%
	Weight Ascribed to Discounted Cash Flow	58.2%	0.0% – 100.0%
	Weight Ascribed to Transaction Price/Other	37.0%	0.0% – 100.0%
Market Comparables	Enterprise Value / Forward EBITDA Multiple	10.1x	10.1x – 10.1x
Discounted Cash Flow	Weighted Average Cost of Capital	8.7%	7.0% – 10.8%
	Enterprise Value / LTM EBITDA Exit Multiple	10.4x	9.5x – 11.5x

(1)
In determining the inputs, management evaluates a variety of factors including economic conditions, industry and market developments, market valuations of comparable companies, and company-specific developments including exit strategies and realization opportunities. KKR Infrastructure Conglomerate LLC’s manager (the “Manager”) has determined that market participants would take these inputs into account when valuing the investments. “LTM” means Last Twelve Months.

(2)	Inputs are weighted based on fair value of the investments included in the range.

The Manager is ultimately responsible for our net asset value calculations.

Valuations involve subjective judgments and may not accurately reflect realizable value. The assumptions above are determined by the Manager and reviewed by our independent valuation advisor. A change in these assumptions or factors would impact the calculation of the value of our assets. For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on our asset values:

Input	Hypothetical Change	Infrastructure Asset Values
Weighted Average Cost of Capital	0.25% decrease	+1.56%
	0.25% increase	-1.53%